Exhibit 99.1

L-3 Communications Corporation 600 Third Avenue New York, NY 10016 212-697-1111 Fax: 212-682-9553

News

Contact:	L-3 Corporate Communications 212-697-1111

For Immediate Release

L-3 Appoints Mark Von Schwarz as President of Aerospace Systems

NEW YORK, June 3, 2015 – L-3 Communications (NYSE:LLL) announced today that Mark Von Schwarz has been appointed senior vice president and president of the company’s Aerospace Systems business segment effective immediately. Prior to this promotion, Mr. Von Schwarz, a 15-year veteran of L-3, served as the president of the ISR & Aircraft Systems sector and Mission Integration division of L-3 Aerospace Systems. He succeeds John C. McNellis, who is retiring from L-3 but will remain with the company for an interim period to assist with the transition of leadership responsibilities. In his new role, Mr. Von Schwarz will report to Michael T. Strianese, L-3’s chairman, president and chief executive officer.

“Mark is a proven leader who has built a track record of success at every stage of his career at L-3, and his appointment reflects the deep reserve of talent we have cultivated at the company,” said Mr. Strianese. “Mark successfully leveraged the strengths of the ISR business to secure new opportunities in a challenging environment by implementing a number of value-enhancing and strategically important initiatives. His extensive industry and operational experience will be instrumental in executing our strategy of focusing on increasing market share and core margins across the segment while continuing to deliver solutions to our global customer base.”

Mr. Strianese continued, “On behalf of the entire company, I would like to thank John for his leadership and contributions to L-3 over the years and I wish him well.”

Prior to his appointment, Mr. Von Schwarz served as president of the ISR Systems sector and, in April 2015, also assumed responsibility for Aircraft Systems, formerly known as Platform Systems. Mr. Von Schwarz was previously the president of L-3’s Mission Integration division. Prior to joining L-3, Mr. Von Schwarz, 56, served as president of ComCept, Inc., an advanced engineering research and development division of L-3 specializing in networking and electronic attack. He joined ComCept in 2001 as chief of operations, advancing to president in 2003. Prior to leading ComCept, he served as vice president of engineering for Raytheon’s Aircraft Integrated Systems business. Mr. Von Schwarz began his business career with E-Systems in 1982, where he progressed through positions with increasing levels of responsibility in engineering and program management.

L-3 Appoints Mark Von Schwarz as President of Aerospace Systems	Page 2

Mr. Von Schwarz holds a Bachelor of Science degree in physics and mathematics from Texas A&M University-Commerce and was an honor graduate from the U.S. Army Intelligence Center – Ft. Devens.

Within Aerospace Systems, Mr. Von Schwarz will be succeeded by Bruce Trego, who will lead the ISR Systems sector, and Jim Gibson, who will lead the Aircraft Systems sector. Kevin Coffman will continue as president of the Logistics Solutions sector.

Bruce Trego joined L-3 in 2002 and most recently served as interim president of L-3’s Aircraft Systems sector. His previous assignments include vice president of reconnaissance programs in the ISR Systems sector and president of L-3 ComCept. Mr. Trego holds a Bachelor of Science degree in computer science from Texas A&M University-Commerce and a Master of Business Administration from Southern Methodist University.

Mr. Gibson, who joined L-3 in 1991, is currently vice president of international programs for Mission Integration. Prior to that, he served as vice president of engineering and as director of the Surveillance and Communications Systems Engineering group within Mission Integration. He graduated from the University of Southern Mississippi with a bachelor’s degree in computer engineering technology and serves as a member of the University of North Texas’ Engineering Advisory Board.

Headquartered in New York City, L-3 employs approximately 45,000 people worldwide and is a prime contractor in aerospace systems and national security solutions. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. The company reported 2014 sales of $12.1 billion.

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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